Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158478

GLOBAL INCOME TRUST, INC.

STICKER SUPPLEMENT DATED APRIL 11, 2013

TO PROSPECTUS DATED APRIL 27, 2012

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated April 27, 2012, the supplement dated January 22, 2013, and the sticker supplement dated March 27, 2013. Capitalized terms have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us,” “Company” and “Global Income Trust” include Global Income Trust, Inc. and its subsidiaries.

RECENT EVENTS

All relevant provisions of the prospectus, as amended, including but not limited to “Summary of Distribution Reinvestment Plan” beginning on page 129 of the prospectus, and “Summary of Redemption Plan” beginning on page 131 of the prospectus, are hereby further amended by the following recent developments.

On April 10, 2013, our board of directors approved the termination of the Company’s Distribution Reinvestment Plan (“DRP”). As a result, all participation in the DRP will be terminated effective April 26, 2013. Further, beginning with the April 2013 monthly distributions to stockholders, which are payable in May 2013, all former participants in the DRP will receive cash distributions.

Also on April 10, 2013, our board approved the suspension of the Company’s Redemption Plan effective as of April 10, 2013. We anticipate that on or about April 23, 2013, the last day of the offering, all outstanding redemption requests that have been properly submitted by eligible stockholders and received by us on or before April 10, 2013 will be redeemed in accordance with the terms and conditions of the Redemption Plan. We will not accept or otherwise process under the Redemption Plan any requests received after April 10, 2013.

Caution Concerning Forward-Looking Statements

The information in this sticker supplement may contain “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that any expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Some factors that might cause such a difference include, but are not limited to: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in our offering and as a result, the limited number of investments made; the use of debt to finance our business activities; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; consequences of our net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; and failure to maintain our REIT qualification. Given these uncertainties, we caution you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with our business, please refer to our documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from our Web site at http://www.incometrust.com. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.